UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 26, 2018

Nexien BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Commission File No.: 0-55320

Delaware	26-2049376
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4340 E Kentucky Ave, Suite 206, Glendale, CO	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 495-7583

Intiva BioPharma Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On October 26, 2018, the registrant, Nexien BioPharma, Inc. (“Nexien”), entered into a Limited Liability Company Interest Purchase Agreement (the “Purchase Agreement”) with the members of CRX Bio Holdings LLC, a Delaware limited liability company (“CRX”), to acquire all of the membership interest in CRX in exchange for 11,000,000 restricted shares of Nexien common stock (the “Acquisition”). CRX is engaged in the research and development of advanced cannabinoid formulations and drug delivery systems with a focus on bioavailability and related pharmacokinetics and pharmacodynamics (PK/PD) enhancement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Acquisition transaction described above was consummated on October 26, 2018. By acquiring CRX as a wholly-owned subsidiary, Nexien acquired all of its assets, which consist primarily of three U.S. provisional patent applications relating to cannabinoid formulations to treat convulsive disorders, chronic traumatic encephalopathy, and neuropathic pain.

Item 3.02	Unregistered Sales of Equity Securities.

The consideration for all of the membership interest in CRX was 11,000,000 restricted shares of Nexien common stock. At the closing, Nexien issued to the six members of CRX (the “Sellers”) 1,100,000 shares not subject to any forfeiture restrictions and 9,900,000 shares which shall be released from forfeiture restrictions according to the following vesting schedule:

●	30% shall be fully vested 12 months following the Closing (October 26, 2019);
●	30% shall be fully vested 24 months following the Closing (October 26, 2020); and
●	30% shall be fully vested 36 months following the Closing (October 26, 2021).

Any Seller who is not then providing services to Nexien or any of its subsidiaries on any vesting date, whether through voluntary termination or termination “for cause,” will forfeit his unvested shares, which will be cancelled.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immediately after closing, Alex Wasyl, the CEO of CRX, was elected to serve as a director and the CEO of Nexien. Alain Bankier, who had been serving as the interim CEO of Nexien, was elected to serve as Executive Chair of the Board of Directors and Chief Strategy Officer of Nexien. Richard Greenberg resigned his position as Chairman of the Board, but continues to serve on the Board. Other members of CRX will serve in executive capacities to be announced. Wasyl, together with the other Sellers, agreed in the Purchase Agreement that none would be eligible for cash compensation until Nexien shall have raised at least $5,000,000 in debt and/or equity financing, unless otherwise determined by Nexien’s Board of Directors.

Mr. Wasyl, 29, was the co-founder of CRX. In addition, he has been the managing director of Elevated Life Sciences, a full service life sciences research and product development company, which he founded in February 2009. Elevated Life Sciences specializes in full service product development, brand management, supply chain management and third-party quality control oversight and related services across the biotechnology, pharmaceuticals and phyto-therapeutics as well as other industry sectors. Through his experience at Elevated Life Sciences, Alex has developed an in-depth knowledge of the development of cannabinoid formulations and therapeutics. He has a bachelor’s degree in business administration from the College of New Jersey, having studied Marketing and Consumer Behavior Psychology, and has done further study in biology, biochemistry and physiology.

Other members of CRX will be joining the Nexien team in the capacity of VP Translational Research, VP Legal and IP and VP Corporate Development, as well as several additions to Nexien’s Scientific Advisory Board.

Item 9.01	Financial Statements and Exhibits.

Regulation S-K Number	Document
2.1	Limited Liability Company Interest Purchase Agreement by and among the Members of CRX Bio Holdings LLC and Nexien BioPharma, Inc. dated October 26, 2018
99.1	Press release dated October 30, 2018

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXIEN BIOPHARMA, INC.

/s/: Alain Bankier
Alain Bankier, Executive Chairman of the Board of Directors
October 29, 2018

3

EXHIBIT INDEX

Regulation S-K Number	Document
2.1	Limited Liability Company Interest Purchase Agreement by and among the Members of CRX Bio Holdings LLC and Nexien BioPharma, Inc. dated October 26, 2018
99.1	Press release dated October 30, 2018

4